Exhibit 3.7

ARTICLES OF AMENDMENT TO THE BYLAWS OF
MILLER PETROLEUM, INC.

Pursuant to the provisions of the Tennessee Business Corporation Act, §48-20-201 et. seq. the undersigned Corporation adopts the following Articles of Amendment to its Bylaws:

1.	These amendments to the Bylaws were adopted by the shareholders at the 2010 Fiscal Year Annual Meeting on March 11, 2011.

2.

The amendment adopted is: the text the first sentence of Article III, section 20 shall be changed to read as follows: “At all meetings of shareholders, except where otherwise provided by applicable law, the Charter or these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of one third (33-1/3%) of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business.”

IN WITNESS WHEREOF, these Articles of Amendment are effective as of the date first written below.

By:	/s/ Paul W. Boyd

Paul W. Boyd, Secretary

Date: March 11, 2011